                                 THIRD AMENDMENT TO
                       EXCLUSIVE LICENSE AND ROYALTY AGREEMENT


    THIS THIRD AMENDMENT ("Amendment") to the Exclusive License and Royalty Agreement ("Agreement") dated as of April 17, 1993, by and between LARRY A. RASMUSSON, residing at 1485 - 139th Lane Northwest, Andover, Minnesota (hereinafter referred to as "Rasmusson") and OXBORO OUTDOORS, INC., a Minnesota corporation having its principal place of business at 13828 Lincoln Street, Ham Lake, Minnesota 55304 (hereinafter referred to as the "Company"), is made effective this 25th day of February, 1998.

                                      RECITALS

    WHEREAS, the Company is currently obligated to pay Rasmusson Royalties of up to nine (9%) percent on all Products, as defined and as provided in the Agreement;

    WHEREAS, in order to relieve the Company of a portion of the Royalties expense for a period of time, thereby improving the Company's profit margin and hopefully allowing the Company to contribute to the earnings per share of its parent company, Oxboro Medical International, Inc. (the "Parent");

    WHEREAS, the Company and Rasmusson have agreed that during the start-up period of the Company that a reduction in the Royalties and allowing the Company to improve its profit margins and, hopefully, earnings is in the best interest of the Company and the Parent;

    WHEREAS, the Company, Rasmusson and Parent have agreed that, in consideration of Rasmusson's agreement to reduce the Royalties for a period of time as set forth herein, Parent will issue on behalf of the Company shares of stock of the Parent pursuant to the terms and conditions set forth herein.

    NOW, THEREFORE, in consideration of the recitals set forth above and in further consideration of the terms and conditions set forth below, Rasmusson, Company and Parent agree to amend the Agreement as follows:

         1. TEMPORARY REDUCTION OF ROYALTIES. For a period of four (4) years beginning on the effective date of this Agreement and ending on the fourth
    (4th) anniversary of the effective date of this Agreement, the Royalties paid under the Agreement, as specifically set forth in Section 4 thereof entitled "Payment of Royalties," shall be reduced from nine (9%) percent to four and one-half (4 1/2%) percent. Upon expiration of the term, the Royalties shall immediately be increased to the nine (9%) percent level. All other terms of the Agreement, as amended, shall remain unchanged, except as specifically provided herein or in a subsequent amendment signed by the parties hereto. The temporary reduction in royalties shall apply to all Products, Additional Products and Other Products, as defined in the Agreement, as amended.

         2. ISSUANCE OF SHARES OF PARENT. In consideration of the temporary reduction of the royalties as provided in Paragraph 1, above, the Company through its Parent, shall issue to Rasmusson in escrow 150,000 shares of the Parent's Common Stock ("Shares") to be held in escrow, released and/or returned, all as provided herein.

         3. CONDITIONS OF ESCROW. On execution of this Agreement, Rasmusson, the Company and, if required, the Parent shall enter into an Escrow Agreement with Norwest Bank, as Escrow Agent, or with such other entity as the parties may agree to act as Escrow Agent, regarding the Shares issued pursuant to the terms of this Agreement, which Escrow Agreement shall be in the form attached hereto as Exhibit A which is hereby incorporated by reference and made a part of this Agreement.

         4. TERM OF ESCROW. Except as otherwise provided herein, the term during which the Shares may be released to Rasmusson hereunder, or his estate, as the case may be, shall commence on the date hereof and shall expire on midnight, February 15, 2002. The death of Rasmusson during the term of the Escrow shall not terminate the Escrow. Any Share Release Criteria (as defined in Paragraph 5) attained after Rasmusson's death and any Shares released pursuant thereto shall inure to the benefit of Rasmusson's heirs, legal representatives, devisees, successors and assigns.

         5. SHARE RELEASE CRITERIA. With respect to the Shares issued to Rasmusson in escrow, such Shares shall be released to Rasmusson as Royalties in lieu of the payment of cash with respect to one-half (or
    4 1/2%) of the Royalties earned by Rasmusson on the sale of All Products during the term of the escrow. As Royalties are earned by Rasmusson on the sale of All Products, one-half of such Royalties shall be paid in cash pursuant to the terms of the Agreement and one-half of such Royalties shall be paid by the release of an "equivalent value" represented by the Shares. The Shares shall be valued at $2.00 per share as of the date of this Agreement. The "equivalent value" shall be determined by dividing cash amount of the Royalties payable to Rasmusson under this Amendment by $2.00, rounded to the nearest whole number, which shall be the number of Shares to be released to Rasmusson hereunder following the end of each fiscal quarter. If, at the end of the term of the escrow there are Shares which have not been earned and released hereunder, such remaining shares shall be cancelled and returned to the Parent. If the Shares earned exceed the number of Shares specified in Paragraph 2, above, then the escrow term shall be deemed to have terminated, no more Shares shall be earned under this Amendment than the number of Shares specified in Paragraph 2 above, and Rasmusson's Royalties shall remain at 4 1/2% until the fourth anniversary of the date of this Amendment, on which date Rasmusson's Royalties shall be restored to 9% from and after such date.

         For purposes of this Agreement, an achievement of Net Sales as of a date earlier than the calendar year end would entitle Rasmusson to receive the specified number of Shares as provided above prior to the release date at Rasmusson's option. Except as otherwise provided herein, Shares not acquired prior to the termination of the Escrow, shall be canceled and returned to the Company.

         6. RISK OF FORFEITURE. The Shares to be received by Rasmusson under the terms of this Agreement are conditioned upon the achievement of the Net Sales of All Products as set forth above during the term of the Escrow. If Net Sales volume is not reached in any given calendar year, then the Shares allocated to that year shall be cancelled and shall revert to the Company.

         7. DEFERRAL OF SHARE RELEASE. Prior to the end of each fiscal year during the term of the escrow, Rasmusson may elect in writing to the Escrow Agent to defer the receipt of said Shares until (a) the termination of this Escrow or (b) twelve (12) months from the attainment of the specified Net Sales.

         The election to defer the receipt of said Shares must be made in writing by Rasmusson and delivered to the Company and to the Escrow Agent prior to the end of a fiscal year in which the Net Sales occur.

         8. RIGHTS WITH RESPECT TO VOTING AND DISTRIBUTIONS. Rasmusson shall be entitled to vote the escrowed Shares held by the Escrow Agent hereunder, including all Shares which (a) have not yet been released to Rasmusson because said Share Release Criteria described in Paragraph 5 above have not been attained or (b) have been deferred by Rasmusson under Paragraph 7 above.

         During the term of this Agreement, any cash dividends paid with respect to the escrowed Shares held hereunder shall be paid to the Escrow Agent and shall only be released by the Escrow Agent to Rasmusson when the Shares to which the cash dividends relate are in fact received by Rasmusson under the terms of this Agreement.

         9. RELEASE OF SHARES. The Escrow Agent shall only release Shares held by it under this Agreement upon receiving written notice from the Board of Directors of the Company that the Net Sales requirements described in Paragraph 5 have been satisfied. In the event the Board of Directors of the Company fails to provide written notice to the Escrow Agent directing it to release shares within thirty (30) days following the end of any fiscal quarter during the term of the escrow or within ten (10) days after the Company's receipt of written notice from Rasmusson of its failure to provide written notice to the Escrow Agent following such thirty (30) day period, then Rasmusson may provide written notice to the Escrow Agent, in the form of a sworn affidavit, that the Company has failed to provide written notice as required under this Amendment, the amount of Net All Product Sales for the most recently ended quarter and the number of Shares to be released. Said written notice must specify the number of Shares to be delivered to Rasmusson and that the Escrow Agent is authorized to transfer such Shares to Rasmusson. In the event of a dispute as to whether the Net Sales requirements described in Paragraph 5 have been attained, the parties agree that said dispute shall be resolved pursuant to the terms and conditions of Paragraph 15 hereafter.

         10. SCOPE OF AGREEMENT. This Agreement shall be binding upon and inure to the obligations of (a) the Company and the Parent and their respective successors in interest, whether by sale, merger, consolidation, liquidation, or otherwise, and (b) Rasmusson and his heirs, successors, legal representatives, devisees and assigns.

         11. RECAPITALIZATION. Subject to the risk of forfeiture under this Agreement, the Shares held by the Escrow Agent hereunder are duly authorized and issued shares of Common Stock of the Parent. In the event of an increase or decrease in the number of shares resulting from a subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of Shares affected without receipt of consideration by the Parent, the number of shares reserved for awarding to Rasmusson under this Agreement shall be adjusted to reflect such change. The award of Shares pursuant to this Agreement shall not limit in anyway the right or power of the Parent to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets or to issue additional shares of its Common Stock for any purpose.

         12. INVESTMENT PURPOSE IN ACQUIRING THE SHARES. Rasmusson and the Parent acknowledge that the Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), or the securities laws of any state or foreign jurisdiction and will be issued to Rasmusson in reliance on exemptions from the registration requirements of the Act and of applicable state securities law. Rasmusson is acquiring the Shares for his own account for investment purposes only and not with a view to their resale or distribution.

         13. COMPLIANCE WITH SECURITIES ACT. Rasmusson agrees that if the Shares awarded under this Agreement or any part thereof are sold or distributed in the future, Rasmusson shall sell or distribute them pursuant to the requirements of the Act and of appropriate state securities laws.

         14. RESTRICTIVE LEGEND. Rasmusson agrees that the Parent may place on the certificates representing the Shares a restrictive legend containing substantially the following language.

         The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, have not been registered under the securities laws of any state or foreign jurisdiction, and are subject to an investment letter. They may not be sold, offered for sale or transferred in the absence of either an effective registration under the Securities Act of 1933, as amended, and under the applicable state securities laws, or an opinion of counsel for the Company that such transaction does not require registration under the Act or applicable state securities laws.

         15. ARBITRATION. Any controversy or dispute arising under the terms of this Agreement shall be determined by arbitration in Minneapolis, Minnesota, according to the then current Rules and Regulations of the American Arbitration Association and the decision of the arbitrator or arbitrators shall be final and binding upon all parties and may be entered as a final judgment in any court of competent jurisdiction. The costs and arbitrators fees of the prevailing party shall be paid by the non-prevailing party.

         16. NOTICES. All notices required under this Agreement shall be given in writing and shall be sufficiently given if delivered to the addressee in person or, if mailed, by certified mail, return receipt requested, and addressed as follows:

         If to Parent:       The Board of Directors
                             Oxboro Medical International, Inc.
                             13828 Lincoln Street NE
                             Ham Lake, Minnesota  55304

         If to Company:      Oxboro Outdoors, Inc.
                             c/o The Board of Directors
                             Oxboro Medical International, Inc.
                             13828 Lincoln Street NE
                             Ham Lake, Minnesota  55304

         If to Rasmusson:    Larry A. Rasmusson
                             1485 - 139th Lane N.W.
                             Andover, MN  55304

         If to Escrow Agent:
                             ----------------------------
                             Norwest Bank

                             ----------------------------
                             ----------------------------

         Any notice shall be deemed effective (i) when delivered if delivered personally and (ii) five (5) days after deposit in the mail, return receipt requested.

         17. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

         18. RELEASE OF ESCROW AGENT. Rasmusson and the Company and the Parent agree that the Escrow Agent assumes no liability for and is expressly released from any claim or claims in connection with, but not limited to, its reception, retention or delivery (or redelivery as the case may be) of any Shares subject to this Agreement. Rasmusson and the Company and the Parent, jointly and severally, agree to indemnify and hold harmless the Escrow Agent from any and all claims that arise in connection with this Agreement including, but not limited to, its reception, retention, or delivery (or redelivery, as the case may be) of any Shares subject to this Agreement.

         19. ENTIRE AGREEMENT. This Agreement, together with the exhibits attached hereto, sets forth all (and is intended by all parties to be an integration of all) of the agreements, conditions and understandings among the parties hereto with regard to all matters set forth herein, and there are no promises, agreements or understandings, oral or written, express or implied, between them other than as set forth or incorporated herein.

    All other terms and conditions of the Employment Agreement, as amended, shall remain unchanged, subject to future amendment by written agreement of the parties hereto.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


COMPANY:                               RASMUSSON:

OXBORO OUTDOORS, INC.


By  /s/ Larry Rasmusson                /s/ Larry A. Rasmusson
  ---------------------------------    ---------------------------------
  Its  President                       Larry A. Rasmusson
     ------------------------------


PARENT:

Consented and Agreed to this 25th day of February, 1998.
                             ----        --------

OXBORO MEDICAL INTERNATIONAL, INC.


By /s/ Dennis L. Mikkelson
  ----------------------------
    Its Secretary and Director
       ----------------------


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